CMA Muni-State Municipal Series Trust
Series Number: 12
File Number: 811-5011
CIK Number: 810598
CMA North Carolina Municipal Money Fund
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/13/2000	$ 5,200	Wake County North Carolina	3.30%	06/15/2014
05/12/2000	1,000	Wake County North Carolina	4.95	06/15/2014
06/13/2000	2,900	Wake County North Carolina	4.25	06/15/2014
06/27/2000	3,700	Wake County North Carolina	4.90	06/15/2014
07/28/2000	2,950	Wake County North Carolina	4.30	06/15/2014
08/01/2000	13,000	North Carolina Medical Care	4.30	06/01/2030
09/12/2000	2,000	North Carolina Medical Care	3.95	06/01/2030
09/15/2000	3,800	North Carolina Medical Care	4.15	06/01/2030
12/12/2000	3,000	North Carolina Medical Care	3.80	06/01/2030
12/18/2000	5,000	North Carolina Medical Care	4.25	06/01/2030
12/29/2000	1,500	North Carolina Medical Care	4.90	06/01/2030
01/02/2001	2,000	North Carolina Medical Care	4.90	06/01/2030
02/20/2001	2,000	Puerto Rico Comwlth	2.55	12/01/2015

Last Updated on 05/30/2001
By Win95 User